Exhibit 99.01
Valero Energy Provides First Quarter 2011 Interim Update
SAN ANTONIO — March 2, 2011 — Valero Energy Corporation (NYSE: VLO) announced today that the company expects to report earnings per share in the range of $0.15 to $0.30 for the first quarter of 2011. Included in this estimate is an after-tax loss of $348 million, or $0.61 per share, on forward sales of refined products, and the related positions have been closed and realized in the first quarter of 2011.
Commodity prices used in this estimate were based on market conditions to date as well as forecasted prices from the futures market, which are extremely volatile and could change materially through the end of the quarter and affect reported results.
Refinery throughput volumes used in this estimate were approximately 1.31 million barrels per day for the Gulf Coast region; 405,000 barrels per day for the Mid-Continent region; 200,000 barrels per day for the Northeast region; and 195,000 barrels per day for the West Coast region. The throughput volumes in the Gulf Coast region include major turnaround-maintenance activities at the St. Charles, Port Arthur, and Houston refineries. The West Coast and Mid-Continent regions include the impact of plantwide turnarounds at the Benicia and Ardmore refineries, respectively. Volumes were lower than previous guidance in the West Coast region due to the extension of the Benicia turnaround and in the Gulf Coast region due to unplanned downtime at the Aruba refinery. Both plants are now operating.
Refinery cash operating expenses used in this estimate were approximately $3.92 per barrel.
Ethanol throughput volumes used in this estimate were 3.3 million gallons per day, and ethanol operating expenses were 33 cents per gallon, including 3 cents per gallon for non-cash costs such as depreciation and amortization.
With respect to some of the other items used in this estimate, general and administrative expense excluding depreciation was $140 million, net interest expense was $115 million, total depreciation and amortization expense was $365 million, and the effective tax rate was 36 percent.
About Valero
Valero Energy Corporation is an international manufacturer and marketer of transportation fuels, other petrochemical products and power. Its assets include 14 petroleum refineries with a combined throughput capacity of approximately 2.6 million barrels per day, 10 ethanol plants with a combined production capacity of 1.1 billion gallons per year, and a 50-megawatt wind farm. Valero is also one of the largest retail operators with approximately 5,800 retail and branded wholesale outlets in the United States, Canada and the Caribbean under the Valero, Diamond Shamrock, Shamrock, Ultramar and Beacon brands. Based in San Antonio, Valero is a Fortune 500 company with approximately 20,000 employees. Please visit www.valero.com for more information.

Safe Harbor Statement
Statements contained in this release that state the Company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see Valero’s annual reports on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission, and available on Valero’s website at www.valero.com.

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